Exhibit 10.1
AMENDMENT TO JUNE 2, 2021 EMPLOYMENT AGREEMENT
This Amendment, effective August 1, 2024, to the Employment Agreement of Donald D. King, originally effective June 2, 2021 (the “Agreement”), is by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”), and Donald D. King (hereinafter referred to as “you”).
WITNESSETH:
    WHEREAS, you have acted as the President and Chief Executive Officer of Tyson Foods, Inc. pursuant to the terms of the Agreement; and
    WHEREAS, Tyson desires that you continue in this role until December 31, 2027, and you agree to do so; and
    WHEREAS, as an inducement to continue to serve in your current role, Tyson agrees to offer certain additional compensation and benefits as outlined in this Amendment;
    NOW, THEREFORE, Tyson and you hereby mutually agree as follows:
(1)    Section 1(c) of the Agreement, “Term of Employment”, is restated in its entirety as follows:
Term of Employment. Your employment under this Agreement commenced on the original Effective Date of the Agreement and will end on the earlier of (i) the date your employment terminates pursuant to Section 3 or (ii) unless this Agreement is renewed by a written amendment, December 31, 2027 (the “Period of Employment”).
(2)    Section 2(g) of the Agreement, “Perquisites”, is restated in its entirety as follows:
Perquisites. During the Period of Employment, Tyson shall make available the personal use of Tyson aircraft in a manner consistent with Tyson’s then-existing policies; provided that your personal use of Tyson aircraft shall not interfere with Tyson’s use of such aircraft. Further, if your termination of employment is due to non-renewal of this Agreement, termination by Tyson without cause, or termination by you for Good Reason, Tyson shall continue to make available the personal use of Tyson aircraft in accordance with this section for a period of five years beginning on the date of your termination. Notwithstanding the foregoing, such use (both during and after the term of your employment) will be limited to seventy-five (75) hours per year, measured on a calendar year basis. Unused hours in a given year (including hours carried over from a prior year) shall carry over until the date on which your service as a member of the Board of Directors of Tyson ceases. At that time, any unused hours will be forfeited.
(3)    Section 2 of the Agreement, “Compensation”, is amended by adding the following subsection (h):
(h)    Additional Long-Term Equity Awards. You will receive the following additional awards under the terms of Tyson’s long-term and equity incentive plans then in effect, on terms as determined by and subject to the discretion of the CLDC:

Exhibit 10.1
i.    An award of restricted stock or restricted stock units in the amount of five million dollars ($5,000,000), with a Vesting Date (as defined in the award agreement) of the third anniversary of the grant date set forth in the award agreement.
ii.    An award of performance shares in the amount of five million dollars ($5,000,000), contingent on satisfaction of the metrics outlined in the award agreement and with a Vesting Date (as defined in the award agreement) of the third anniversary of the grant date set forth in the award agreement.
(4)    Section 2 of the Agreement, “Compensation”, is amended by adding the following subsection (i):
(i)    Retiree HRA. If you are terminated due to non-renewal of this Agreement, by Tyson without cause, or you terminate employment for Good Reason, pursuant to procedures and subject to administrative requirements determined by and subject to the discretion of the CLDC or its delegate, Tyson will establish a retiree health reimbursement arrangement (“HRA”) on your behalf and fund such HRA via a one-time lump sum contribution in an amount to be determined by the CLDC or its delegate. Under that HRA:
i.    Through Tyson’s designated vendor’s exchange, you will be offered coverage for medical, dental, and vision benefits and reimbursed for the premiums associated with the plans of your choice and selected through the exchange.
ii.    Upon you and your spouse’s eligibility for Medicare Parts B and D, you and your spouse will be required to enroll in Medicare Parts B and D. You will be reimbursed for the applicable Medicare premiums, including any Income Related Monthly Adjustment Amounts.
iii.    You and your spouse may select Medicare Supplemental insurance of your choice through Tyson’s designated vendor’s exchange and will be reimbursed for the premiums associated with the plan of your choice and selected through the exchange.
(5)    Section 4(b) of the Agreement, “Termination by Tyson without Cause or by you for Good Reason”, is amended by restating subsection (iii) in its entirety as follows:
iii.    Subject to your execution and non-revocation of the Release (as defined below), the treatment of your equity awards will be governed by the provisions of the applicable award agreements and equity plan(s) under which such awards were granted; provided, however, that such awards will become fully vested and distributable without the application of any language contained in the applicable award agreements requiring prorated vesting at termination.
(6)    Section 4(b) of the Agreement, “Termination by Tyson without Cause or by you for Good Reason”, is amended by adding the following subsection (vii):

Exhibit 10.1
vii.    Subject to your execution and non-revocation of the Release, you shall become fully vested in the additional compensation and benefits described in Sections 2(g)-(i) of the Agreement, the additional compensation described in Section 2(h) of the Agreement shall become fully distributable, and you will receive cash awards equivalent to the base salary and annual incentive plan awards you would have received pursuant to Section 2(b) and 2(c) of the Agreement had you remained in employment with Tyson until December 31, 2027 (calculated on the basis of your then-current base salary and target annual incentive plan award). The cash award described in the preceding sentence shall be payable (1) with respect to the base salary equivalent award, in equal installments on Tyson’s normal payroll cycle; and (2) with respect to the annual incentive plan equivalent award, on Tyson’s normal cycle for payment of annual incentive awards. Payment of this cash award shall be conditioned on your execution and non-revocation of the Release and shall begin as soon as administratively practicable following the complete payment of the Severance Amount. For the avoidance of doubt, termination of your employment by reason of the expiration and non-renewal of this Agreement as described in Section 1(c)(ii) shall constitute termination by Tyson without Cause.
(7)    In all other respects, the Agreement is hereby ratified.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

/s/ Donald D. King
Donald D. King
Springdale, AR

Tyson Foods, Inc.

By: /s/ Cheryl S. Miller
    Cheryl S. Miller
    Chairperson, Compensation and Leadership Development Committee